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                                                                  Exhibit 10.32


Page 1



November 15, 1999



Mr. Wayne P. Yetter
Chief Operating Officer
IMS Health
660 West Germantown Pike
Plymouth Meeting, PA 19462

Dear Wayne:

We are pleased to offer you a position on Transkaryotic Therapies, Inc. ("TKT" or the "Company") Board of Directors effective as of November 15, 1999, upon the following terms and conditions:

1. TERM. Unless you earlier resign or are removed, you will serve until the next annual meeting of the Company's stockholders and until your successor is duly elected and qualified.

2. DIRECTORS' FEES. As compensation for your services, you will receive a Director's fee of $1,000 for attendance at each meeting of the Board including Annual Meeting, other than telephonic meetings. The Company will also reimburse you for reasonable out-of-pocket expenses incurred by you in the performance of your duties as a Director of the Company upon presentation to the Company of an itemized and appropriately documented invoice for such expenses.

3. STOCK. Upon your election to the Board of Directors at the next annual meeting, the Company will grant you an option to purchase 6,750 shares of Common Stock at an exercise price per share equal to the fair market value on that date. The options will be granted under the terms and conditions of the 1993 Directors' Plan. Thereafter, at each subsequent annual meeting, contingent upon your continued election, you will receive an annual option grant under the 1993 Directors' Plan to purchase 6,750 shares of Common Stock at an exercise price per share equal to the fair market value on that date.

4.     CONFIDENTIALITY.

            (a)  You recognize and acknowledge that the Company's trade secrets,
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                 know-how and proprietary processes as they may exist from
                 time to time (including, without limitation, information regarding methods, cultures, vectors, plasmids, synthesis techniques, nucleic acid sequences, purification techniques and assay procedures) as well as the Company's confidential business plans and financial data are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of your duties as a Director of the Company. You agree that you will not, while you are serving as a Director of the Company or thereafter, in whole or in part, disclose such secrets, know-how, processes, business plans or financial data to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall you make use of any such property for your own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances while you are serving as a Director of the Company or thereafter, provided that these restrictions shall not apply to such secrets, know-how and processes which you can establish by competent proof:

                      (i) were known to you, as evidenced by written documents, other than under binder of secrecy, prior to your serving as a Director of the Company;

                     (ii) have passed into the public domain prior to or after their development by or for the Company, other than through acts or omissions attributable to you; or

                    (iii) were subsequently obtained by you, other than under binder of secrecy, from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

            (b) Upon your resignation, removal or completion of your term as a Director of the Company, you shall promptly turn over to the Company all originals and copies of the Company's confidential information described in this Section 4 then in your possession or under your control.

5.     COVENANTS NOT TO COMPETE.

            (a) While you serve as a Director of the Company, you shall not engage in any business (whether as an officer, director, owner, employee, partner, consultant, advisor or other direct or indirect participant)
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                 engaged in the development of gene activation methods,
                 and/or the sale of products or rendering of services related to gene activation, and/or to any other activities which directly compete with the Company's business activities. It is understood that this clause does not apply to your current position at IMS Health.

            (b) During the period in which this covenant not to compete is in effect you also shall not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, supplier, lessor, lessee, employee, consultant, research partner or investor of the Company.

            (c) It is the desire and intent of the parties that the provisions of this Section 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular subsection or portion of this Section 5 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion shall apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

If you agree to accept this offer, please so indicate by countersigning the enclosed duplicate of this letter and returning it to me.

                                   Very truly yours,

                                   TRANSKARYOTIC THERAPIES, INC.




                                   By: /s/ Richard F Selden
                                       ------------------------------------
                                       Richard F Selden
                                       President & Chief Executive Officer

Accepted and agreed to:


/s/ Wayne P. Yetter
-----------------------------
Wayne P. Yetter


November 24, 1999
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Date